UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2022

AMNEAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38485	32-0546926
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Blvd

Bridgewater, NJ 08807

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 947-3120

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMRX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2022, the Board of Directors (the “Board”) of Amneal Pharmaceuticals, Inc. (the “Company”) appointed Gustavo J. Pesquin as the Company’s Executive Vice President and Chief Commercial Officer – Specialty, effective September 6, 2022.

Mr. Pesquin, age 52, joins the Company from Sanofi US, a global pharmaceutical company, where he has served in various capacities over his 11-year tenure, most recently as North America Head for General Medicines. Prior to that, Mr. Pesquin was the Global Head of the Diabetes and Cardiovascular franchise. He also previously served as the Global Head of Sanofi’s Iberia and LATAM businesses. Before joining Sanofi, Mr. Pesquin held Regional Head, General Manager, Sales Head and Strategy Head roles in Abbott and Pfizer, Brand Management roles at Procter & Gamble, and as a consultant with The Boston Consulting Group. Mr. Pesquin received an M.B.A. with a concentration in Management and Strategy, Finance and Accounting from Kellogg GSM, at Northwestern University and a B.A. degree in Public and Business Administration from Universidad Nacional de Cuyo in Argentina.

Mr. Pesquin does not have any family relationships with any of the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

On September 1, 2022, the Company and Mr. Pesquin entered into an employment agreement, effective September 6, 2022 (the “Employment Agreement”). A summary of the key terms of the Employment Agreement follows:

Base Salary. The Employment Agreement provides that Mr. Pesquin will be employed as the Company’s Executive Vice President and Chief Commercial Officer - Specialty at an annual base salary of $525,000.

Annual Bonus Awards. Mr. Pesquin is eligible to earn additional annual incentive compensation under the Company’s annual bonus plan, in amounts ranging from 0% of his base salary to 150% of his base salary, with the target amount of his annual bonus being equal to 60% of his base salary.

Long-Term Incentive Awards. Not later than 30 days following the effective date of the Employment Agreement, the Company will grant to Mr. Pesquin an award of restricted stock units having a grant date fair value equal to $1,000,000. Subject to Mr. Pesquin’s continuous service to the Company through each vesting date, the restricted stock units will vest in four equal installments beginning on the first anniversary of the effective date of the Employment Agreement. Beginning in 2023, and during the term of Mr. Pesquin’s employment, Mr. Pesquin will be eligible for additional equity incentive awards issued pursuant to the Company’s Long-Term Incentive Plan.

Severance Benefits. In the case of termination by the Company without cause or a termination by Mr. Pesquin for good reason (each as defined in the Employment Agreement), Mr. Pesquin will be entitled to receive the following severance benefits: (1) an amount equal to 150% of his then-current annual base salary; (2) a pro-rated portion of the annual bonus award for the year during which the termination occurs; (3) benefits continuation for a period of 18 months following the date of termination; and (4) outplacement assistance for a period of 12 months following the date of termination.

Severance Benefits upon a Change in Control. In the case of a termination by the Company without cause or a termination by Mr. Pesquin for good reason within three months prior to or 12 months following a change in control (as defined in the Employment Agreement), Mr. Pesquin will be entitled to receive the severance benefits described above. In addition, the vesting and exercisability of each equity award granted to Mr. Pesquin will accelerate effective as of the date of termination, with any performance conditions determined based on actual achievement as of the date of termination, and, if applicable, will remain exercisable for a period of not less than 12 months following the termination.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by the text of the Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release regarding the matters described above has been furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated September 1, 2022, by and between Amneal Pharmaceuticals, Inc. and Gustavo Pesquin.

99.1	Press Release, dated September 6, 2022.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2022	AMNEAL PHARMACEUTICALS, INC.

	By:	/s/ Jason B. Daly
	Name:	Jason B. Daly
	Title:	Senior Vice President and Chief Legal Officer